Exhibit 99.1

NEWS RELEASE

Contact:	John A. Maurer Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212) 720-4092

FOOT LOCKER, INC. REPORTS 2017 SECOND QUARTER RESULTS

•	Second Quarter Net Income of $51 Million, or $0.39 Per Share
•	Non-GAAP Net Income of $81 Million, or $0.62 Per Share
•	Second Quarter Comparable-Store Sales Decreased 6.0 Percent

NEW YORK, NY, August 18, 2017 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its second quarter ended July 29, 2017.

Second Quarter Results

Net income for the Company’s second quarter ended July 29, 2017 was $51 million, or $0.39 per share, compared with net income of $127 million, or $0.94 per share in the same period of 2016. This result included a $50 million pre-tax litigation charge related to a recent appeals court decision in a lawsuit against the Company involving the conversion of its pension plan in 1996. The Company previously recorded a $100 million pre-tax charge in the third quarter of 2015 related to the same litigation. Excluding this charge, which reduced after-tax earnings by 23 cents per share, non-GAAP earnings were $0.62 per share.

Second quarter comparable-store sales decreased 6.0 percent. Total sales decreased 4.4 percent, to $1,701 million this quarter, compared with sales of $1,780 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the second quarter decreased 4.3 percent. The Company’s gross margin rate decreased to 29.6 percent of sales from 33.0 percent a year ago, and the selling, general, and administrative expense rate increased 20 basis points to 19.9 percent of sales.

“While we believe our position in the market for premium sneakers remains very strong and our customers continue to look to us for compelling new athletic footwear and apparel styles,” said Richard Johnson, Chairman and Chief Executive Officer, “sales of some recent top styles fell well short of our expectations and impacted this quarter’s results. At the same time, we were affected by the limited availability of innovative new products in the market. We believe these industry dynamics will persist through 2017, and we expect comparable sales to be down three to four percent over the remainder of the year.”

Mr. Johnson continued, “We are obviously disappointed in the results for the quarter, and our team is working quickly to adjust our operations to a changed retail landscape in which we are seeing our consumers move faster than ever from one source of inspiration or influence to another. In addition to working with our vendor partners to identify and capture new trends faster, we are also evaluating a realignment of our capital expenditure priorities and additional expense reductions so we can regain our momentum on both the top and bottom lines and deliver long-term value for our shareholders.”

Year-To-Date Results

Net income for the Company’s first six months of the year decreased to $231 million, or $1.74 per share on a GAAP basis, compared to net income of $318 million, or $2.33 per share, for the corresponding period in 2016. On a non-GAAP basis, earnings per share for the six-month period totaled $1.97, a 15 percent decrease compared to the same period in 2016. Year-to-date sales were $3,702 million, a decrease of 1.7 percent compared to sales of

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$3,767 million in the corresponding six-month period of 2016. Year-to-date, comparable store sales decreased 2.6 percent, while total year-to-date sales, excluding the effect of foreign currency fluctuations, decreased by 1.1 percent.

Financial Position

At July 29, 2017, the Company’s merchandise inventories were $1,290 million, 3.7 percent lower than at the end of the second quarter last year. Using constant currencies, inventory decreased 4.9 percent. The Company’s cash totaled $1,043 million, while the debt on its balance sheet was $126 million. The Company spent $21 million to repurchase 350 thousand shares during the quarter and paid a quarterly dividend of $0.31 per share for $41 million.

“In addition to retaining our very strong overall financial position, we took aggressive action in the second quarter to ensure that our inventory levels remained in line with sales,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “In light of the current sales challenges in this unprecedented retail environment, we are considering a range of expense alternatives, including adjustments to our largely productive store base; reductions in overall capital spending, as well as shifting of emphasis from real estate to digital and supply chain; and various additional expense initiatives to create a more flexible, efficient organization.”

Store Base Update

During the second quarter, the Company opened 24 new stores, remodeled or relocated 38 stores, and closed 19 stores. As of July 29, 2017, the Company operated 3,359 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 68 franchised Foot Locker stores were operating in the Middle East, as well as 14 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, August 18, 2017, to review these results and discuss the outlook for the remainder of 2017. This conference call may be accessed live by dialing 1-800-897-4057 (U.S. and Canada) or +44 207-855-8974 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through September 1, 2017.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), cybersecurity breaches, pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2016 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended July 29, 2017 and July 30, 2016

(In millions, except per share amounts)

	Second Quarter		Year-to-Date
	2017	2016	2017	2016
Sales	$1,701	$1,780	$3,702	$3,767
Cost of sales (1)	1,198	1,193	2,519	2,484
Gross margin	503	587	1,183	1,283

SG&A	339	350	710	711
Depreciation and amortization	42	39	83	78
Income from operations	122	198	390	494

Litigation charge	50	—	50	—
Interest (income)/expense, net	(1)	1	(1)	1
Other income	—	(1)	(1)	(3)
Income before income taxes	73	198	342	496
Income tax expense	22	71	111	178
Net income	$51	$127	$231	$318

Diluted EPS	$0.39	$0.94	$1.74	$2.33
Weighted-average diluted shares outstanding	132.0	135.5	132.3	136.6

Reconciliation of GAAP to Non-GAAP Results:

	Second Quarter				Year-to-Date
	2017		2016		2017		2016
	After Tax	EPS	After Tax	EPS	After Tax	EPS	After Tax	EPS
GAAP net income	$51	$0.39	$127	$0.94	$231	$1.74	$318	$2.33

After-tax adjustments:
Litigation charge (2)	30	0.23	—	—	30	0.23	—	—
Non-GAAP results	$81	$0.62	$127	$0.94	$261	$1.97	$318	$2.33

Footnotes:

(1)

Cost of sales includes: the cost of merchandise, freight, distribution, shipping and handling, occupancy and buyers’ compensation. Occupancy costs include rent, common area maintenance charges, real estate taxes, general maintenance, and utilities. Cost of sales is exclusive of depreciation and amortization, which is shown separately.

(2)	During the second quarter of 2017, the Company recorded a pre-tax charge of $50 million ($30 million after-tax, applying a marginal tax rate, or $0.23 per diluted share) in connection with its U.S. retirement plan litigation. The Company had previously recorded a pre-tax charge for $100 million during 2015. This charge reflects the Company’s revised estimate of its exposure for this matter, bringing the total pre-tax amount accrued to $150 million. The Company will continue to vigorously defend itself in this case. In light of the uncertainties involved in this matter, there is no assurance that the ultimate resolution will not differ from the amount currently accrued by the Company.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	July 29,	July 30,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$1,043	$945
Merchandise inventories	1,290	1,339
Other current assets	311	301
	2,644	2,585
Property and equipment, net	821	726
Deferred taxes	167	174
Other assets	314	277
	$3,946	$3,762

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$162	$348
Accrued and other liabilities	308	326
Current portion of capital lease obligations	—	1
	470	675
Long-term debt and obligations under capital leases	126	128
Other liabilities	456	381
Total liabilities	1,052	1,184
Total shareholders’ equity	2,894	2,578
	$3,946	$3,762

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 28,			July 29,	Relocations/
	2017	Opened	Closed	2017	Remodels
Foot Locker US	948	3	19	932	25
Foot Locker Europe	622	9	7	624	22
Foot Locker Canada	119	1	3	117	3
Foot Locker Asia Pacific	95	3	1	97	7
Kids Foot Locker	411	24	3	432	19
Lady Foot Locker	124	—	12	112	—
Champs Sports	545	3	2	546	10
Footaction	261	8	7	262	13
Runners Point	122	1	1	122	—
Sidestep	86	—	2	84	—
SIX:02	30	2	1	31	—
Total	3,363	54	58	3,359	99

Selling and gross square footage are as follows:

	January 28, 2017		July 29, 2017
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,453	4,250	2,452	4,261
Foot Locker Europe	907	1,971	922	1,999
Foot Locker Canada	265	432	273	443
Foot Locker Asia Pacific	134	220	138	230
Kids Foot Locker	688	1,175	736	1,257
Lady Foot Locker	167	280	152	256
Champs Sports	1,930	2,978	1,949	3,013
Footaction	786	1,309	815	1,361
Runners Point	162	267	156	267
Sidestep	81	135	77	132
SIX:02	61	101	63	106
Total	7,634	13,118	7,733	13,325

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